Exhibit 99.1

Press Release

Contact:

Investor Relations	Steve Schick (Media)
Redback Networks	Redback Networks
408-750-5130	408-750-5096
investor_relations@redback.com	schick@redback.com

REDBACK NETWORKS EXPECTS LOWER THIRD QUARTER 2004 REVENUE

SAN JOSE, Calif., October 1, 2004 – Redback Networks Inc. (NASDAQ: RBAK) today announced that it preliminarily expects revenue for the fiscal quarter ended September 30, 2004 to be between $20 million to $22 million.

“While we have seen tremendous momentum for next-generation deployments of our SmartEdge® platform by some of the top telecommunications carriers and service providers in the world, we experienced a delay in customer orders and, in particular, a softness in orders for our SMS™ family of products and in North America,” said Kevin DeNuccio, president and chief executive officer, Redback Networks. “Although I am disappointed in our revenue for this quarter, after a year of consistent growth, I am confident that our market and product strategy is on target.”

The full financial details of the quarter’s results will be presented at Redback’s regularly scheduled fiscal third quarter 2004 results conference call on October 20, 2004 at 1:45 p.m. Pacific Time. Logistical details for the conference call will be announced soon.

About Redback Networks

Redback Networks Inc., a leading provider of next-generation broadband networking equipment, enables carriers and service providers to build third-generation Smart Broadband Networks that can deliver simplified, personalized, portable subscriber services to consumers and businesses. The company’s carrier-class, consumer-scale SmartEdge Router and Service Gateway platforms for Consumer IP combine subscriber management systems and edge routing and, in conjunction with the NetOp™ Element and Policy Manager platform, provide a powerful, flexible infrastructure for managing both subscribers and value-added services.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers. For more information, visit Redback Networks at www.redback.com.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. SMS and NetOp are trademarks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

Note Regarding Forward Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect Redback’s actual future results. All forward-looking statements included in this document are based upon information available as of the date hereof, and Redback assumes no obligation to update these statements. These risks and other risks relating to Redback’s business are set forth in the documents filed by Redback with the Securities and Exchange Commission (SEC), specifically the most recent report on Form 10-K, Form 10-Q, Form 8-K, Redback’s Registration Statement on Form S-3 (File No. 333-114352), and amendments thereto, and the other reports filed from time to time with the SEC.